Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-258822 and 333-252370) and Form S-8 (No. 333-250970) of our report dated October 1, 2020, related to the consolidated financial statements of Esports Entertainment Group, Inc. (the “Company”) as of June 30, 2020, and for the year then ended, which report was included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey

October 22, 2021